IMMUCELL CORPORATION

                                           Exhibit 10.2

Limited Liability Company Agreetment of Clearwater Diagnostics Company, LLC dated as of September 17, 1996 between the Registrant and Membrex, Inc., of
Fairfield, NJ                                    .

                                LIMITED LIABILITY COMPANY AGREEMENT

                                                OF

                                CLEARWATER DIAGNOSTICS COMPANY, LLC

                                  Dated as of September 17, 1996

                              LIMITED LIABILITY COMPANY AGREEMENT OF
                                CLEARWATER DIAGNOSTICS COMPANY, LLC

                                         TABLE OF CONTENTS
                                                                          Page

ARTICLE I      Definitions . . . . . . . . . . . . . . . . . . . . . . . . ..1

ARTICLE II     Formation of the Company. . . . . . . . . . . . . . . . . . ..4

        2.1.           Formation and Name of Company . . . . . . . . . . . ..4
        2.2.           Purpose . . . . . . . . . . . . . . . . . . . . . . ..5
        2.3.           Registered Office; Registered Agent . . . . . . . . ..5
        2.4.           Principal Place of Business . . . . . . . . . . . . ..5

ARTICLE III            Rights and Obligations of Members; Voting Rights. . ..5

        3.1.           Members . . . . . . . . . . . . . . . . . . . . . . ..5
        3.2.           Voting Rights . . . . . . . . . . . . . . . . . . . ..5
        3.3.           Liability of Members. . . . . . . . . . . . . . . . ..5

ARTICLE IV     Management. . . . . . . . . . . . . . . . . . . . . . . . . ..6

        4.1.           Management Generally. . . . . . . . . . . . . . . . ..6
        4.2.           Authority of Manager. . . . . . . . . . . . . . . . ..6
        4.3.           Limitations on Authority. . . . . . . . . . . . . . ..6
        4.4.           Activities of Manager . . . . . . . . . . . . . . . ..7
        4.5.           Exculpation . . . . . . . . . . . . . . . . . . . . ..8
        4.6.           Indemnification . . . . . . . . . . . . . . . . . . ..8
        4.7.           Payment of Costs and Expenses . . . . . . . . . . . ..8
        4.8.           Resolution of Deadlocks . . . . . . . . . . . . . . ..8

ARTICLE V      Capital Contributions and Capital Accounts. . . . . . . . . ..9

        5.1.           Capital Contributions . . . . . . . . . . . . . . . ..9
        5.2.           Capital Accounts. . . . . . . . . . . . . . . . . . ..9
        5.3.           Determination of Certain Matters. . . . . . . . . . ..9

ARTICLE VI     Allocations . . . . . . . . . . . . . . . . . . . . . . . . . 9

        6.1.           General Allocations . . . . . . . . . . . . . . . . ..9
        6.2.           Special Allocations . . . . . . . . . . . . . . . . .10

        6.3.           Allocations for Tax Purposes. . . . . . . . . . . . .11
        6.4.           Allocation of Expenses Between Products . . . . . . .11

ARTICLE VII    Distributions and Withdrawals . . . . . . . . . . . . . . . .12

        7.1.           Distributions . . . . . . . . . . . . . . . . . . . .12
        7.2.           Withdrawals . . . . . . . . . . . . . . . . . . . . .12
        7.3.           Conditions. . . . . . . . . . . . . . . . . . . . . .12
        7.4.           Source of Distributions . . . . . . . . . . . . . . .13
        7.5.           Tax Withholding . . . . . . . . . . . . . . . . . . .13

ARTICLE VIII   Transfers of Members' Interests . . . . . . . . . . . . . . .13

        8.1.           Transfer of Interest. . . . . . . . . . . . . . . . .13
        8.2.           Conditions of Transfer. . . . . . . . . . . . . . . .13
        8.3.           Admission of New Members. . . . . . . . . . . . . . .13
        8.4.           Involuntary Assignment by a Member. . . . . . . . . .14
        8.5.           Withdrawal of Members . . . . . . . . . . . . . . . .14

ARTICLE IX             Dissolution . . . . . . . . . . . . . . . . . . . . .15

        9.1.           Dissolution . . . . . . . . . . . . . . . . . . . . .15
        9.2.           Winding Up and Liquidation. . . . . . . . . . . . . .15
        9.3.           Liabilities . . . . . . . . . . . . . . . . . . . . .15
        9.4.           Settling of Accounts. . . . . . . . . . . . . . . . .16
        9.5.           Distribution of Proceeds. . . . . . . . . . . . . . .16
        9.6.           Filing. . . . . . . . . . . . . . . . . . . . . . . .16
        9.7.           Event . . . . . . . . . . . . . . . . . . . . . . . .16

ARTICLE X              Tax Returns; Reports to Members . . . . . . . . . . .16

        10.1.          Filing of Tax Returns . . . . . . . . . . . . . . . .16
        10.2.          Tax Matters Member. . . . . . . . . . . . . . . . . .17
        10.3.  Reports to Members. . . . . . . . . . . . . . . . . . . . . .17
        10.4.  Records to be Kept. . . . . . . . . . . . . . . . . . . . . .17
        10.5.  Inspection of Company Records . . . . . . . . . . . . . . . .18

ARTICLE XI     Additional Agreements of the Members. . . . . . . . . . . . .18

        11.1.  License by Membrex. . . . . . . . . . . . . . . . . . . . . .18
        11.2.          License by ImmuCell . . . . . . . . . . . . . . . . .18
        11.3.          Sale of Components. . . . . . . . . . . . . . . . . .19
        11.4.          Design of New VFF Device. . . . . . . . . . . . . . .19

ARTICLE XII    Dispute Resolution. . . . . . . . . . . . . . . . . . . . . .19

ARTICLE XIII   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .20

        13.1.  Representations and Warranties of the Members . . . . . . . .20
        13.2.  Successors and Assigns. . . . . . . . . . . . . . . . . . . .20
        13.3.  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . .20
        13.4.  Choice of Law . . . . . . . . . . . . . . . . . . . . . . . .20
        13.5.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .21
        13.6.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .21
        13.7.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .21
        13.8.  Severability. . . . . . . . . . . . . . . . . . . . . . . . .21
        13.9.  Seal. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
        13.10. Gender and Number . . . . . . . . . . . . . . . . . . . . . .21
        13.11.         Force Majeure . . . . . . . . . . . . . . . . . . . .21
        13.12.         Confidentiality . . . . . . . . . . . . . . . . . . .21
        13.13.         Prior Agreement . . . . . . . . . . . . . . . . . . .22


Exhibit I      Certificate of Formation
Schedule A             Names, Addresses, Capital Contributions and
                       Percentage Interests of Members

                                LIMITED LIABILITY COMPANY AGREEMENT

                                                OF

                              CLEARWATER DIAGNOSTICS COMPANY, L.L.C.

                                  Dated as of September 17, 1996


        LIMITED LIABILITY COMPANY AGREEMENT made and entered into as of the 17th day of September, 1996, by and between IMMUCELL CORPORATION, a Delaware corporation ("ImmuCell"), and MEMBREX, INC., a Delaware corporation ("Membrex"). ImmuCell and Membrex are hereinafter referred to collectively as the "Members."

                                          R E C I T A L S

     WHEREAS, the parties hereto wish to form a limited liability company, to be called Clearwater Diagnostics Company, L.L.C. (the "Company"), under and pursuant to the Delaware Limited Liability Company Act codified at Del. Code tit. 6, Sub. Sec. 18-101 et seq. (the "Act"), for the purpose of engaging in such business activities authorized under the Act and as provided in this Agreement;

     WHEREAS, the parties hereto agree that their respective rights, powers, duties and obligations as Members, and the management, operations and activities of the Company, shall be governed by this Agreement;

     NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the parties hereto hereby agree as follows:


                                             ARTICLE I

                                            Definitions

     For purposes of this Agreement, unless the context otherwise requires:

     "Act" means the Delaware Limited Liability Company Act, codified at Del. Code tit. 6, Sub. Sec. 18-101 et seq., as amended from time to time.

     "Adjusted Capital Account" means, with respect to any Member, the balance in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (i) Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sub. Sec. 1.704-2(g)(1) and 1.704-2(i)(5); and

          (ii) Debit to such Capital Account the items described in Regulations Sub. Sec. 1.704- 1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Sub. Sec. 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Agreement" means this Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

     "Capital Account" means the Capital Account maintained for each Member pursuant to Section 5.2.

     "Capital Contribution(s)" means the aggregate of all contributions made by a Member to the Company pursuant to Section 5.1 hereof.

     "Certificate of Formation" means the Certificate of Formation of the Company, as filed with the Secretary of the State, as amended from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company" means Clearwater Diagnostics Company, LLC, created by the Certificate of Formation and this Agreement pursuant to the Act.

     "Company Minimum Gain" has the meaning set forth in Regulation Sub. Sec. 1.704-2(d), but substituting the term "Company" for the term "partnership" as the context requires.

     "Company Products" means Food and Beverage Products and Water Products.

     "Fiscal Year" means the calendar year.

     "Food and Beverage Products" means products for use in the sample preparation and detection of infectious disease agents in food and beverage industrial manufacturing and processing segments.

     "Gross Income" means all items of income and gain that are included in the definition of Income or Loss.

     "ImmuCell Components" means the immuno-magnetic separation reagents owned by or licensed to ImmuCell that bind to Cryptosporidium antigens or antigens of other waterborne infectious disease organisms.

     "ImmuCell License Agreement" has the meaning set forth in Section 11.2.

     "Income and Loss(es)" means taxable income or loss plus income exempt from federal income tax as determined in accordance with the accounting methods followed by the Company for federal income tax purposes, adjusted to reflect book-tax disparities as required by Regulation Sub. Sec.
1.704-1(b)(2)(iv)(g).

     "Interest" means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the right of such Member to participate in the Company's Income and Losses, distributions and any and all benefits to which a Member may be entitled as provided in this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

     "Licensed ImmuCell Patent Application" has the same meaning as "Licensed Technology" as defined in Section 1.1 (i) and (ii) of the ImmuCell License Agreement with the Company.

     "Licensed ImmuCell Reagents" has the same meaning as "Product" as defined in Section 1.3 of the ImmuCell License Agreement with the Company.

     "Licensed Membrex Technology" has the same meaning as "Licensed Technology" in Section 1.1 of the Membrex License Agreements with the Company.

     "Managers" means, initially, Thomas C. Hatch and Malcolm R. Kahn, and any Person who becomes a substitute or replacement Manager as permitted by this Agreement, in each such Person's capacity as a Manager of the Company.

     "Marketing Partner" has the meaning set forth in Section 2.2.

     "Member(s)" means each Person named as a Member in this Agreement and any Person who becomes an additional, substitute or replacement Member as permitted by this Agreement, in each such Person's capacity as a Member of the Company.

     "Membrex Components" means the rotating filter and membranes manufactured by Membrex for use with the Licensed Technology, as set forth in the Membrex License Agreements.

    "Membrex License Agreements" has the meaning set forth in Section 11.1.

     "Membrex Membranes" means membrane filters used in the Licensed Technology as set forth in the Membrex License Agreements.

     "Nonrecourse Deductions" has the meaning set forth in Regulation Sub. Sec. 1.704-2(b)(1).

     "Percentage Interest" means, with respect to each Member, such Member's Percentage Interest in the Company as set forth on Schedule A attached hereto and made a part hereof.

     "Person" means any partnership, joint venture, association, corporation, limited liability company, trust or other entity and, where the context so requires, a natural person.

     "Regulations" means the regulations (including any proposed or temporary regulations) issued under the Code by the Department of the Treasury, as they may be amended from time to time, or any applicable successor regulations. Reference herein to any particular section of the Regulations shall be deemed to refer to the corresponding provision of any applicable successor regulations.

     "Secretary of State" means the Secretary of State of the State of Delaware.

     "Tax Matters Member" has the meaning set forth in Section 10.2.

     "Water Products" means products for use in the sample preparation and detection of infectious disease agents in water sources, including ground water, surface water, drinking water, bottled water, sanitary waste water, cooling towers, and water and waste water in non-food and non-beverage industrial manufacturing and processing segments. Water Products shall specifically exclude food and beverage applications, including the testing of any components thereof in food and beverage manufacturing plants or the testing of fluids used in the manufacture or processing of such products.


                                            ARTICLE II

                                     Formation of the Company

        2.1. Formation and Name of Company. The undersigned parties do hereby agree to form and do ratify the formation of a limited liability company under the name "Clearwater Diagnostics Company, L.L.C." pursuant to the Act. Prior to or upon the execution of this Agreement, the Members have caused or shall cause to be filed with the Secretary of State the Certificate of Formation substantially in the form annexed hereto as Exhibit I. Either Manager shall execute and file or record with the proper offices any other certificates or instruments required by the Act or by any fictitious name act or similar statute in effect from time to time.

        2.2. Purpose. The purpose of the Company is (i) to manufacture, market and sell Company Products directly or through a third party marketing partner (the "Marketing Partner"), and to engage in all activities and transactions as the Managers may jointly deem necessary or advisable or incidental in connection therewith, and (ii) to engage in such other business activities as may be authorized under the Act and as may be approved from time to time by all of the Members.

        2.3. Registered Office; Registered Agent. The registered office in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company.

        2.4. Principal Place of Business. The principal place of business of the Company is 56 Evergreen Drive, Portland, Maine 04103, or such other place as from time to time may be designated by the Managers.


                                            ARTICLE III
                         Rights and Obligations of Members; Voting Rights

        3.1. Members. Each Member who is a party to this Agreement and each Person who may hereafter be admitted as a Member of the Company shall be a Member of the Company until each ceases to be a Member in accordance with the Act or this Agreement.

        3.2. Voting Rights. Except as may otherwise be provided in the Act or this Agreement, the affirmative vote, approval or consent of all of the Members shall be required to decide any matter connected with the business or affairs of the Company not otherwise within the decision-making authority of the Managers.

        3.3. Liability of Members. No Member, in its capacity as a Member, shall have any liability to restore any negative balance in its Capital Account or to contribute to, or in respect of, the liabilities or the obligations of the Company, or to restore any amounts distributed from the Company, except as may be required under the Act or other applicable law. In no event shall any Member, in its capacity as a Member, be personally liable for any liabilities or obligations of the Company.


                                             ARTICLE IV

                                            Management

        4.1. Management Generally. The management of the Company shall be vested exclusively in two Managers. Thomas C. Hatch, the current President of ImmuCell, is hereby appointed and confirmed as one of the Managers of the Company and Malcolm Kahn, the President of Membrex, is hereby appointed and confirmed as the other Manager of the Company. In the event that either of such persons shall hereafter cease to be President of ImmuCell and Membrex respectively, he shall automatically cease to be a Manager of the Company effective on the date of his termination as President. In such event, the successor as President (or other highest ranking officer if a new President is not immediately appointed) shall automatically become the successor Manager of the Company, without any further action required by the Members, effective on the date of his or her appointment as President. Except as otherwise provided herein, the Members shall have no part in the management of the Company, and shall have no authority or right to act on behalf of the Company in connection with any matter.

        4.2. Authority of Managers. Except as otherwise provided in this Agreement, and subject to the provisions of Section 4.3, the Managers, acting together in unanimity, shall have the power on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company set forth in Section 2.2, and to perform such acts and enter into and perform such contracts and other undertakings on behalf of the Company that the Managers may deem necessary, advisable, or incidental thereto. The Managers may not act other than in unanimity.

        4.3. Limitations on Authority. The Managers shall not have the authority to take any of the following actions without the consent of all of the Members:

               (a)     Merger.  Merge or consolidate with any other Person.

               (b) Transfer Assets. Sell, convey, transfer, mortgage, or otherwise dispose of or encumber, or agree to sell, convey, transfer, mortgage or otherwise dispose of or encumber all, or substantially all the assets of the Company.

               (c) Bankruptcy. Make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they mature, or generally fail to pay its debts as they mature and become due, or petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for the Company, or of any substantial part of its assets, or commence any case or other proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction now or hereafter in effect, or take any action in furtherance of any of the foregoing.

               (d) Liquidation or Wind-Up. Dissolve, liquidate, terminate or wind-up the Company except as otherwise provided in this Agreement.

        (e) Fiscal Year. Change the Company's fiscal year end from December 31.

               (f)     Capital Expenditures.  Make any capital expenditure in
excess of                  $500.00.

               (g) Tax Status. Change the tax status of the Company under the Code.

               (h) Members. Admit new Members or permit the withdrawal of Members.

               (i) Business. Engage in any business activity not specified in Section 2.2(i).

               (j)     Amendment.  Amend this Agreement.

               (k) Additional Capital Contributions. Permit Members to make additional Capital Contributions.

               (l)     Litigation.  Commence, conduct or settle any litigation
or legal     proceeding.

               (m)     Borrowings.  Borrow any money in excess of $500.00.

               (n) Contracts. Enter into any contract requiring total payments by or to the Company in excess of $500.00.

               (o)     Personnel.  Hire any personnel.

               (p)     Bank Accounts.  Open any bank accounts and determine
authorized   signatories for such accounts.

               (q)  Compensation of Manager.  Pay compensation to the Managers.

        4.4. Activities of Manager. The Managers shall devote so much of their time to the affairs of the Company as in their judgment the conduct of the Company's business shall reasonably require and the Managers shall not be obligated to do or perform any act or thing in connection with the business of the Company not expressly set forth herein. During the first year, the two Managers will meet monthly in person or by phone at a mutually convenient time and place to discuss the affairs of the Company. Thereafter, the Managers will meet at a minimum of one time per quarter.

        4.5. Exculpation. A Manager shall not be liable to any Member or the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from such Manager's willful misfeasance or gross negligence. Such Manager may consult with counsel and accountants in respect of Company affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants.

        4.6. Indemnification. The Company, out of its own assets and not out of the assets of any Member, shall indemnify and hold harmless any Manager from and against any loss, expense, judgment, settlement cost, fee and related expenses (including attorneys' fees and expenses), costs or damages suffered or sustained by reason of being or having been a Manager or arising out of or in connection with action or failure to act unless such act or failure to act was the result of the Manager's fraud, willful misfeasance or gross negligence. The Company shall advance reasonable attorneys' fees and other costs and expenses incurred by such Manager in connection with the defense of any action or proceeding which arises out of conduct which is the subject of the indemnification provided hereunder, subject to the agreement of such Manager to reimburse the Company for such advance to the extent that it shall finally be determined by a court of competent jurisdiction that such Manager was not entitled to indemnification under this Section 4.6. Notwithstanding the foregoing, the provisions of this Section 4.6 shall not be construed so as to provide for the indemnification of such Manager for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law.

        4.7.   Payment of Costs and Expenses.

               (a) Each Member shall pay its own legal and accounting fees and other costs and expenses incurred in connection with the initial structuring and organization of the Company.

               (b) The Company shall be responsible for the payment of all legal and accounting expenses relating to the Company's operations and financial statements, and all insurance and other operating and general overhead expenses of the Company.

        4.8. Resolution of Deadlocks. In the event of a deadlock among the Managers with respect to any action to be taken, as declared in writing by either of the Managers, the deadlock may be resolved by agreement between all of the Members. Failing resolution by the Members, the Members shall enter into Arbitration as defined in Section 12 herein.


                                             ARTICLE V

                            Capital Contributions and Capital Accounts

        5.1. Capital Contributions. Each of the Members hereby agrees to contribute to the Company the amount set forth in Schedule A promptly following the execution of this Agreement. These contributions shall constitute the initial amount of each Member's Capital Contribution. No Member shall be obligated to make any additional Capital Contribution to the Company. Members may make additional Capital Contributions in cash or property with the consent of all of the Members. No interest shall be paid on any Capital Contribution by any Member.

        5.2. Capital Accounts. A separate Capital Account shall be established and maintained for each Member in compliance with Regulations Sub. Sec. 1.704-1(b). The provisions of this Agreement shall be interpreted and applied in a manner consistent with such section of the Regulations.

        5.3. Determination of Certain Matters. Except as otherwise provided in Article X, all matters concerning the valuation of assets of the Company, and the allocation of Income, Loss, items of income, deduction, gain, loss, credit, accounting procedures and other matters among the Members not expressly provided for by the terms of this Agreement shall be determined by the Managers.

                                            ARTICLE VI

                                            Allocations

        6.1. General Allocations. Except as provided in Section 6.2 below, Income and Loss(es) for each Fiscal Year from operations of the Company shall be allocated among the Members as follows:

               (a) Except as set forth in Section 6.1 (c), Income or Loss(es) attributable to Water Products shall be allocated (i) 50% to each of Membrex and ImmuCell during the period from the commencement of this Agreement through the date of the second anniversary of the first commercial sale of a Product (the "Second Anniversary Commercial Sale Date") and (ii) 55% to Membrex and 45% to ImmuCell commencing on the day following the Second Anniversary Commercial Sale Date and thereafter during the remainder of the term of this Agreement; and

               (b) Except as set forth in Section 6.1 (c), Income or Loss(es) attributable to Food and Beverage Products shall be allocated 90% to Membrex and 10% to ImmuCell during the entire term of this agreement.

               (c) In the event the Company grants a license to any third party to make, use and sell the Company Products, the up-front license fees payable to the Company during the period from commencement of this Agreement through the Second Anniversary Commercial Sale Date shall be allocated 50% to each of Membrex and ImmuCell. Any up-front license fees payable to the Company commencing on the day following the Second Anniversary Commercial Sale Date and thereafter during the remainder term of this Agreement shall be allocated as set forth in this Section 6.1 (a) (ii) and (b) as may be applicable.

        6.2. Special Allocations. Notwithstanding any other provisions of this Article VI, the following special allocations shall be made in the following order:

               (a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, the Members shall be specially allocated Gross Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulation Sub. Sec. 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Members pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation Sub. Sec. 1.704-2(f)(6). This
        Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith.

               (b) Member Nonrecourse Debt Chargeback. If, during any Fiscal Year of the Company, there is a net decrease in Member Nonrecourse Debt Minimum Gain (as such term is defined by Regulation Sub. Sec. 1.704-2(i) but substituting the term "Member" for the term "partner" as the context requires) then each Member shall be specially allocated Gross Income for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the manner provided in Regulation Sub. Sec. 1.704-2(i). This Section 6.2(b) is intended to comply with the partner nonrecourse debt chargeback provisions of Regulation Sub. Sec. 1.704-2(i).

               (c) Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in proportion to the allocation of total Income and Loss(es) for such Fiscal Year.

               (d) Member Nonrecourse Deductions. Member nonrecourse deductions (as defined in Regulation Sub. Sec. 1.704-2(i)(2) but substituting the term "Member" for the term "partner" as the context requires) shall be allocated as prescribed in Regulation Sub.
        Sec. 1.704-2(i)(1).

               (e) Limitations. No allocations of items of Loss shall be made to a Member if such allocation would cause or increase a deficit in such Member's Adjusted Capital Account. Any such item shall instead be allocated to other Members to the extent of, and in proportion to, their positive Adjusted Capital Accounts.

               (f) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sub. Sec. 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Gross Income shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible provided that an allocation pursuant to this
        Section 6.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 6.1 have been tentatively made as if this Section 6.2(f) were not in the Agreement.

               (g) Curative Allocations. Any special allocations pursuant to Sections 6.2(e) and (f) shall be taken into account in computing subsequent allocations pursuant to Article VI, so that the allocations of Income and Loss allocated to each Member pursuant to Article VI shall be equal to the allocations of Income and Loss that would have been allocated to each Member pursuant to the provisions of Article VI if the adjustments, allocations, or distributions and the resulting special allocations pursuant to Sections 6.2(e) and (f) had not occurred.

        6.3. Allocations for Tax Purposes. Taxable income, gain, loss or deduction of the Company (as well as any credits and the basis of property to which such credits apply) as determined for federal income tax purposes shall be allocated in the same manner as the corresponding Income or Loss is allocated for purposes of adjusting Capital Accounts hereunder. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial book value. For purposes of making such allocations in accordance with Code Section 704(c), the Company shall use the so-called "traditional" method with curative allocations" within the meaning of Regulations Section 1.704-3(c).

        6.4 Allocation of Expenses Between Products. Any expenses, deductions or losses directly attributable to Water Products or Food and Beverage Products, respectively, shall be allocated in whole to such Water Products or Food and Beverage Products for purposes of determining Income and Loss(es) attributable to Water Products and Food and Beverage Products pursuant to Section 6.1 hereof.


                                            ARTICLE VII

                                   Distributions and Withdrawals

     7.1. Distributions. Upon determination by the Managers and subject to the reasonably anticipated business needs and opportunities of the Company, including the establishment of any reserves deemed necessary, amounts available for distribution by the Company, if any, shall be distributed to the Members not less frequently than annually, as follows:

               (a) except as set forth in Section 7.1(c) net amounts resulting from the sale of Water Products shall be distributed (i) 50% to each of Membrex and ImmuCell during the period from the commencement of this Agreement through the Second Anniversary Commercial Sale Date and (ii) 55% to Membrex and 45% to ImmuCell commencing on the day following the Second Anniversary Commercial Sale Date and thereafter during the remainder of the term of this Agreement; and

               (b) except as set forth in Section 7.1(c) net amounts resulting from the sale of Food and Beverage Products shall be distributed 90% to Membrex and 10% to ImmuCell during the entire term of the Agreement.

               (c) net amounts resulting from any up-front license fees payable to the Company during the period from commencement of this Agreement through the Second Anniversary Commercial Sale Date shall be distributed 50% to each of Membrex and ImmuCell. Any up-front license fees payable to the Company commencing on the day following the Second Anniversary Commercial Sale Date and thereafter during the remainder term of this Agreement shall be distributed as set forth in Section 6.1
        (a) (ii) and (b).

        7.2. Withdrawals. Except as provided in this Agreement, no Member shall be entitled to withdraw from the Company all or any part of its Capital Account. A Member, irrespective of the nature of its Capital Contributions, shall only have the right to receive distributions in cash, although such Member may receive a distribution in kind upon the approval of the Members.

        7.3. Conditions. Other than as provided in the Membrex and ImmuCell License Agreements (as defined herein), including without limitation, an event contained in Section 6 of the License Agreement, no Member shall have the right to withdraw from the Company all or any part of its Capital Account or Capital Contribution pursuant to Section 7.2 until:

               (a) all liabilities of the Company have been paid or there remains property of the Company sufficient to pay them; or

               (b) the consent of all of the Members is obtained.

        7.4. Source of Distributions. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and the Member's Capital Contributions thereto and shall have no recourse therefor (upon dissolution or otherwise) against the other Members. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

        7.5. Tax Withholding. The Managers may withhold taxes from any allocation or distribution to any Member to the extent required by the Code or
any other applicable law.   For purposes of this Agreement, any taxes so
withheld by the Company shall be deemed to be a distribution or payment to such Member, and the Managers shall reduce the amount otherwise distributable or allocable to such Member pursuant to this Agreement and shall reduce the Capital Account of such Member accordingly.


                                           ARTICLE VIII

                                  Transfers of Members' Interests

        8.1. Transfer of Interest. No Member may sell, assign, transfer, pledge, donate, alienate, hypothecate, encumber or otherwise dispose of its Interest in the Company (hereinafter "Transfer") except with the prior written consent of all of the nontransferring Members, which consent may be withheld in the Members' sole discretion. Failure to approve a proposed transfer within thirty (30) days shall be deemed a rejection. Any transfer of Interest made in violation of this Section shall be deemed void. After the date on which final regulations issued by the Treasury Department make these provisions unnecessary for classification of the Company as a partnership for federal income tax purposes, the provisions of this Article VIII shall be inapplicable to the sale, merger or transfer of substantially all the assets of Membrex or ImmuCell.

        8.2. Conditions of Transfer. No Transfer of an Interest shall be effective unless:

               (a) The transferee on or prior to the date of Transfer agrees in writing to be bound by all the terms and conditions of this Agreement; and

               (b) The transferee on or prior to the date of transfer agrees in writing to assume all obligations and liabilities of the Member from whom such transferee is receiving the transferred Interest.

        8.3.   Admission of New Members.

               (a) No Person shall be admitted as a Member of the Company after the date of this Agreement without the written approval of all of the Members.

               (b) Upon admission of a new Member in accordance with the Act and this Agreement, the Manager shall establish a Capital Account which shall be credited with the Capital Contribution of the new Member, and Schedule A shall be adjusted accordingly.

        8.4.   Involuntary Assignment by a Member.

               (a) In the event a Member's Interest is taken by levy, foreclosure, charging order, execution or other similar involuntary proceeding, the Company shall not dissolve, but the statutory or other involuntary assignee of said interest shall be entitled to no more than to receive the distributions, in accordance with Section 7.1, and allocations of Income and Losses attributable to the Member's Interest in the Company, in accordance with Section 6.1. In no event shall said assignee have the right to interfere with the management or the administration of the Company's business, assets, or affairs, or to become a Member except as provided in Section 8.3.

               (b) Upon any such event, the Company shall promptly notify the other Members, including in such notice the name and address of the transferee or proposed transferee and the purchase price determined pursuant to the following paragraph. The other Members shall have an option, exercisable within thirty (30) days of receipt of such notice, to purchase the Interest subject to levy, foreclosure, charging order, execution or similar proceeding in proportion to their respective Percentage Interests, or in such other proportion as they may agree. The other Members shall give notice of exercise of their option to purchase to the Member (or former Member), the transferee (or proposed transferee) and the Company. If any Member fails or declines to exercise the option to purchase in this paragraph, then that portion of the Interest not so purchased may be acquired by the other Members in proportion to their respective Percentage Interests or in such other proportion as they may agree.

               (c) The purchase price shall be 90% of fair market value, determined by agreement of the transferring party and the Company (represented by the Manager associated with the non-transferring Member). If agreement on fair market value cannot be reached, then a valuation shall be done by an independent appraiser acceptable to both Managers. If such valuation by an independent appraiser is still not agreeable to both Managers, the fair market value issue shall be referred to arbitration pursuant to Article 12. The Company need not give notice of the right to purchase the transferred Interest to the Members until the purchase price has been determined hereunder.

        8.5. Withdrawal of Members. Except as this Agreement otherwise expressly provides, no Member shall have the right or the power to withdraw or resign from the Company without the consent of all of the Members.


                                            ARTICLE IX

                                            Dissolution

        9.1. Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of the following and not upon the occurrence of any other event:

               (a) The distributions to the Members as provided in Section 7.1 shall fail to equal or exceed $100,000 in the aggregate in respect of any fiscal year commencing with the fiscal year ending December 31, 1998.

               (b) Subject to Section 9.7 the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member; provided, however, that if an event specified in this clause (b) occurs with respect to a Member and there are at least two Members remaining, then the Company shall be continued upon the election, to be made within ninety (90) days of receipt of notice of the event giving rise to the dissolution of the Company, of all of the remaining Members;

               (c)  Entry of a decree of judicial dissolution of the Company;

               (d) The sale or other disposition of all or substantially all of the assets or licenses as provided herein, of the Company; or

               (e)  Vote of all of the Members.

        9.2. Winding Up and Liquidation. Upon the dissolution of the Company, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets. The Managers shall appoint a liquidator who shall wind up and liquidate the Company's business and affairs. During the course of liquidation, the Members shall continue to share Income and Loss(es) as provided in Article VI of this Agreement.

        9.3. Liabilities. Liquidation shall continue until the Company's affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible persons shall be deemed to be an adequate means of providing for such obligations and liabilities. When the liquidator has determined that there can be a final accounting, the liquidator shall establish a date for the distribution of the proceeds of liquidation of the

Company (the "Distribution Date"). The net proceeds of liquidation of the Company shall be distributed to the Members as provided in Section 9.5 hereof not later than the Distribution Date.

        9.4. Settling of Accounts. Subject to any applicable provisions of the Act, upon the dissolution and liquidation of the Company, the proceeds of liquidation shall be applied as follows: (i) first, to pay all expenses of liquidation and winding up; (ii) second, to pay all debts, obligations and liabilities of the Company in the order of priority as provided by law and
(iii) to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Company not otherwise provided for, which reserves shall be maintained by the liquidator on behalf of the Company in a regular interest-bearing trust account for a reasonable period of time as determined by the liquidator. If any excess funds remain in such reserve at the end of such reasonable time, then such remaining funds shall be distributed by the Company to the Members pursuant to Section 9.5 hereof.

        9.5. Distribution of Proceeds. Subject to any restrictions contained in the Act, upon final liquidation of the Company the net proceeds of liquidation, if any, shall be distributed to the Members in proportion to the positive balances of their Capital Accounts.

        9.6. Filing. Upon dissolution and liquidation of the Company, the party or parties acting as the liquidator shall cause to be executed and filed with the Secretary of State articles of dissolution in accordance with the Act.

        9.7    (a)     Event.  If the amendments to the Regulations under
Sections 301.7701-1 through 301.7701-4 thereof proposed on May 9, 1996 are promulgated in such a form (the "Final Regulations") that the modification to this Agreement set forth in Section 9.7(b) would not be relevant to a determination of whether the Company would be classified for Federal income tax purposes as either (i) a partnership (in the event that more than one member remains) or (ii) a sole proprietorship (in the event that only one member remains) (the "Indicated Modification"), then the Indicated Modification will be deemed to have been adopted with respect to this Agreement from and after the first day of the first taxable year of the Company as to which such Final Regulations are applicable in respect of the Indicated Modification.

               (b) Potential Indicated Modification. Subject to Section 9.7(a), and contrary to Section 9.1 above, the Company shall not dissolve in the event of the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member.


                                             ARTICLE X

                                  Tax Returns; Reports to Members

        10.1. Filing of Tax Returns. The Manager shall prepare and file, or cause the Company's accountants to prepare and file, a federal information tax return in compliance with Section 6031 of the Code, consistent with the Code and the Regulations, and any required state and local income tax and information returns for each tax year of the Company, subject to the prior approval of the Tax Matters Member. Any provisions hereof to the contrary notwithstanding, solely for U.S. federal income tax purposes, each Member hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, that the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

        10.2. Tax Matters Member. As used herein, "Tax Matters Member" shall have the same meaning as "tax matters partner" as used in the Code. For all purposes of Code Sections 6221 through 6232, the Tax Matters Member shall make all tax elections available to the Company in such manner as he determines is in the best interest of the Members and consistent with the Code and the Regulations. In the event a tax controversy shall arise, the Tax Matters Member, shall employ such attorneys and accountants and other experts to represent the Company as the Tax Matters Member determines to be appropriate. The cost of pursuing any tax controversy shall be borne exclusively by the Members affected by the matter in controversy. The Tax Matters Member, with the approval of those Members of the Company affected by any tax claim or controversy, shall have exclusive authority to settle any income tax controversy or initiate any income tax proceeding required to be conducted, maintained or settled in the name of the Company, provided such action imposes no financial or other liability on the Company, its property, or any Member not affected by such claim, controversy, proceeding or settlement. The Tax Matters Member shall be a Member appointed by the Members to serve in such capacity. The initial Tax Matters Member shall be ImmuCell Corporation acting through Thomas C. Hatch.

        10.3.  Reports to Members.   As soon as practicable after the end of
each quarter of each Fiscal Year, the Managers shall deliver to each Member an unaudited balance sheet and income statement for the Company and a status report of the Company's activities. As soon as practicable after the end of each Fiscal Year the Managers shall deliver to each member a balance sheet and income statement for the Company and a statement of the Members' capital, all reviewed by the Company's independent accountants. Within 90 days after the end of each Fiscal Year, or as soon as practicable after receipt of all necessary information by the Company, if later, the Company shall prepare and mail to each Member and, to the extent necessary, to each former Member (or such Member's legal representatives), a report setting forth in sufficient detail such information as shall enable such Member or former Member (or such Member's legal representatives) to prepare their respective federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing.

        10.4. Records to be Kept. The Company shall keep at its principal place of business or at such other office as shall be designated by the
Managers:

               (a) A current list in alphabetical order of the full name and last known business, residence or mailing address of each Member;

               (b) A current list in alphabetical order of the full name and last known business, residence or mailing address of each Manager;

               (c) A copy of the filed Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;

               (d) Copies of this Agreement, and all amendments hereto;

               (e) Copies of the Company's federal income tax returns and reports, if any, for the five most recent years; and

               (f) Copies of any financial statements of the Company for the five most recent years.

        10.5. Inspection of Company Records. The accounting books and records set forth in Section 10.4 shall be open to inspection upon the reasonable request of any Member at any reasonable time during usual business hours, for a purpose reasonably related to such Member's interest as a Member. Such inspection by a Member may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts.


                                            ARTICLE XI

                               Additional Agreements of the Members

        11.1. License by Membrex. Membrex agrees to grant to the Company a royalty-free right and licenses to make, have made, and sell under the Licensed Membrex Technology the Company Product(s). The licenses related to Membrex Membranes is restricted to the right to sell and use such membranes in the Licensed Membrex Technology and specifically excludes any rights to manufacture the Membrex Membranes, except as provided in the Membrex License Agreements. The licenses to be granted to the Company and the terms thereof shall be contained in a license agreement to be entered into between Membrex and the Company contemporaneously upon the entering into by the Members of this Agreement (the "Membrex License Agreement").

        11.2. License by ImmuCell. ImmuCell agrees to grant to the Company a royalty-free right and license to make, have made, and sell under the Licensed ImmuCell Patent Application and the Licensed ImmuCell Reagents the Company Product(s). The licenses to be granted to the Company shall be contained in license agreements to be entered into between ImmuCell and the Company contemporaneously upon the entering into by the Members of this Agreement (the "ImmuCell License Agreements").

        11.3.  Sale of Components.

               (a) Membrex Components. Membrex agrees to sell to the Company, or at the option of the Company to the Marketing Partner, such amounts of Membrex Components as shall be ordered from time to time by the Company or the Marketing Partner, as the case may be, at Membrex' direct cost as determined in accordance with generally accepted accounting principles ("GAAP") and as described under the Membrex License Agreements. The specific terms of the Membrex License agreements shall guide all such sales.

               (b) ImmuCell Components. ImmuCell agrees to sell to the Company, or at the option of the Company to the Marketing Partner, such amounts of ImmuCell Components as shall be ordered from time to time by the Company or the Marketing Partner, as the case may be, at ImmuCell's direct cost as determined in accordance with GAAP. The specific terms of the ImmuCell License agreement shall guide all such sales.

        11.4. Design of New VFF Device. Membrex agrees to apply a portion of the initial distributions to be received by it under Section 7.1 hereof toward the design of a new vortex flow filtration device and Membrex further agrees to apply up to $60,000 of such initial distribution to the manufacture of the necessary production molds and to produce such devices in accordance with specifications to be agreed to between the Company and Membrex. Membrex is not obligated to spend any moneys for development and/or molds above and beyond any initial distributions to be received by it under Section 7.1.

        11.5. Confidentiality Agreement. The Parties acknowledge that they have previously entered into Secrecy Agreements dated October 18, 1994 and October 24, 1994, (hereinafter the "Secrecy Agreement"). The Secrecy Agreement is hereby incorporated herein and both Membrex and ImmuCell agree to extend that Secrecy Agreement effective through December 31, 2001. To the extent that there is a conflict between the terms of this Agreement and the Secrecy Agreement, the terms and conditions of this Agreement shall control.


                                            ARTICLE XII

                                        Dispute Resolution

        Subject to the terms of this Agreement, any dispute, claim or controversy under this Agreement, including any dispute over the fair market value of a Member's Interest, shall, upon written notice by either party, be resolved by binding arbitration pursuant to such rules as the disputing parties may agree, or if they cannot agree within thirty (30) days, upon written notice of either party of its desire to do so, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). In rendering its decision, the arbitration tribunal shall apply the substantive laws of the State of Delaware and interpret this Agreement in accordance with its terms. The determination of the arbitration tribunal shall be conclusive and binding upon the Parties hereto. The dispute will be decided by a panel of three arbitrators to be appointed as provided in Section 13 of the AAA Commercial Arbitration Rules.

        The award of the arbitration tribunal may be, alternatively or cumulatively, for monetary damages, an order requiring the performance of non-monetary obligations (including specific performance) or any other appropriate order or remedy. The arbitrators may issue interim awards and order any provisions or measures which should be taken to preserve the respective right of either party. The decision of the arbitrators may be enforced in any tribunal of competent jurisdiction.

        Each Member shall bear its own costs and expenses of the arbitration, and the Members shall share equally the cost of the arbitrators; provided that any Member instituting a claim or providing a defense under this Section which the tribunal shall declare to be frivolous shall pay all costs and expenses, including attorney's fees and costs, incurred in connection with such arbitration.

        The arbitration procedure herein shall be the exclusive remedy available to the Members hereunder to resolve any dispute, claim or controversy arising hereunder.


                                           ARTICLE XIII

                                           Miscellaneous

        13.1. Representations and Warranties of the Members. Each of the Members hereby represents and warrants that he has validly executed this Agreement and the same constitutes the binding obligation of such Member. Each of the Members has full power, authority and capacity to enter into this Agreement and to carry out its respective obligations as described in this Agreement.

        13.2. Successors and Assigns. This Agreement shall be binding on the executors, administrators, heirs, and successors and assigns of the Members.

        13.3. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of all of the Members.

        13.4. Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to Delaware choice of law provisions.

        13.5. Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by facsimile or by registered or certified mail. The receipt of any notice transmitted by facsimile must be confirmed by any means acceptable in the preceding sentence to be effective; provided, however, that such a confirmation does not, in turn, have to be confirmed.
All notices to the Company shall be addressed to its principal office and place of business. All notices addressed to a Member shall be addressed to such Member at the address listed in

 Schedule A attached hereto. Any Member may designate a new address by notice to that effect given to the Company. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given upon receipt.

        13.6. Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in constructing the terms and provisions of this Agreement.

        13.7. Counterparts. This Agreement may be executed upon an original and one or more duplicate originals, including on a counterpart execution page, all of which taken together shall constitute one agreement.

        13.8. Severability. If any term or provision of this Agreement is for any reason deemed illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of this Agreement, and each such term or provision shall be valid and enforceable to the fullest extent permitted by law.

        13.9. Seal. The Managers may adopt a seal of the Company in such form as the Manager shall decide.

        13.10. Gender and Number. All nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

        13.11. Force Majeure.   The Members and Managers shall not be liable
for damages due to delay or failure to perform any obligation under this Agreement (other than payment of money) if such delay or failure results directly or indirectly from circumstances beyond the reasonable control of such party. Such circumstances shall include but shall not be limited to acts of God, acts of war, civil commotions, riots, strikes, lockouts or other labor disturbances, accident, fire, water damage, flood or other natural catastrophe. Any party affected by a condition of Force Majeure shall use reasonable efforts to remedy such conditions to enable itself to resume performance, except that no party shall be obligated to settle a strike, lockout or other labor disturbance on terms other than at its complete discretion.

        13.12. Confidentiality. The Members acknowledge that during the course of this Agreement, it may be necessary for either party to disclose its confidential, proprietary information to the other party. Notwithstanding the provisions of that Secrecy Agreement described in Section 11.5, each Member shall have the obligation to identify all PROPRIETARY INFORMATION (as defined as Information in the Secrecy Agreement) that it has disclosed to the other Member or to the Company to date. For PROPRIETARY INFORMATION disclosed after the date of execution of this Agreement, the parties shall have the obligation to designate that information that is PROPRIETARY INFORMATION under the Secrecy Agreement. If PROPRIETARY INFORMATION is disclosed orally, the disclosing party shall have the obligation to identify the information as PROPRIETARY INFORMATION at the time of disclosure and confirm in writing that such information is PROPRIETARY INFORMATION within thirty (30) days after such oral disclosure.

        13.13. Prior Agreement. This Agreement supersedes all prior agreements between the Members, except for the Secrecy Agreement which will remain in effect to the extent provided herein.


        IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

                                   MEMBERS:

                                   IMMUCELL CORPORATION


                                   By:  /s/:   Thomas C. Hatch     9/17/96
                                        Its:  President


                                   MEMBREX, INC.



                                   By:  /s/:  Malcolm R. Kahn    9/17/96
                                        Its:  President

       EXHIBIT I


                                     CERTIFICATE OF FORMATION

                                                OF

                              CLEARWATER DIAGNOSTICS COMPANY, L.L.C.



FIRST:         The name of the limited liability company is:

               Clearwater Diagnostics Company, L.L.C.


SECOND: Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is The Corporation Trust Company.

THIRD: The latest date on which the limited liability company is to dissolve is January 1, 2035.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 17th day of September, 1996.


September 17, 1996
                                                            /s/:  Jeffrey A.
Clopeck
                                                            Jeffrey A. Clopeck

                                            SCHEDULE A

                            NAMES, ADDRESSES, CAPITAL CONTRIBUTIONS AND
                                  PERCENTAGE INTERESTS OF MEMBERS


                                                                     Percentage

        Member                Type       Capital Contribution         Interest
ImmuCell Corporation          Cash       $5,000                          50%
56 Evergreen Drive
Portland, Maine  04103


Membrex, Inc.                 Property   $5,000 (Agreed-Upon Value
155 Route 46 West                        of 2 used Benchmark Systems)    50%
Fairfield, New Jersey  07004




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